EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

IFRS Information – First half of 2007

Basingstoke, UK – 13 September 2007 – In order to meet its obligations under the Listing Rules of the Financial Services Authority, Shire plc (“Shire”)  (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) is publishing today its interim results for the six months ended 30 June 2007 in accordance with International Financial Reporting Standards (IFRS).

It should be noted that on 26 July 2007, Shire announced its results in respect of the same period in accordance with US GAAP.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

Shire plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Should any shareholder wish to receive a hard copy of the Interim Report, please email Investor Relations on investorrelations@shire.com.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine) extended release (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA® (Human TGFb3) and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

The following are trade marks of Shire plc or companies within the Shire Group, which are the subject of trade mark registrations in certain territories.

ADDERALL XR® (mixed salts of a single entity amphetamine)
ADDERALL® (mixed salts of a single entity amphetamine)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine extended-release capsules)
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE™ (idursulfase)
FOSRENOL® (lanthanum carbonate)
GENE-ACTIVATED™
INTUNIV™ (guanfacine extended release)
LIALDA™ (mesalamine)
MEZAVANT® (mesalazine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
VYVANSE™ (lisdexamfetamine dimesylate)
XAGRID® (anagrelide hydrochloride)

The following are trade marks of third parties referred to in this filing.

3TC (trademark of GlaxoSmithKline (“GSK”))
DYNEPO (trademark of Sanofi-Aventis)
JUVISTA (trademark of Renovo)
PENTASA (trademark of Ferring)
RAZADYNE (trademark of Johnson & Johnson)
REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
SEASONIQUE (trademark of Barr Laboratories, Inc.)
ZEFFIX (trademark of GSK)

SHIRE PLC
RESULTS OF OPERATIONS FOR THE SIX MONTHS TO JUNE 30, 2007 AND 2006 UNDER IFRS

Total revenues

The following table provides an analysis of Shire’s total revenues by source:

	6 months to June 30, 2007	6 months to June 30, 2006	Change
	$’M	$’M	%
Product sales	965.7	722.0	+34
Royalties	123.5	121.4	+2
Other	13.9	6.7	+107
Total	1,103.1	850.1	+30

Product sales

The following table provides an analysis of Shire’s key product sales:

	6 months to June 30, 2007 $’M	6 months to June 30, 2006 $’M	Product sales growth %	US prescription growth %
Specialty Pharmaceuticals
ADHD
ADDERALL XR	504.2	426.8	+18	+7
ADDERALL	-	18.9	N/A	N/A
DAYTRANA	31.8	-	N/A	N/A

GI
PENTASA	84.0	62.6	+34	+6
LIALDA	5.0	-	N/A	N/A

RENAL
FOSRENOL	47.3	13.9	N/A	+12
DYNEPO	1.9	-	N/A	N/A

GP
CALCICHEW	25.6	22.1	+16	N/A
CARBATROL	33.4	30.3	+10	-5
REMINYL/REMINYL XL	14.6	9.3	+57	N/A
XAGRID	31.6	26.2	+21	N/A

Other product sales	52.6	57.8	-9
	832.0	667.9	+25
Human Genetic Therapies
REPLAGAL	64.4	54.1	+19	N/A
ELAPRASE	69.3	-	N/A	N/A
	133.7	54.1	N/A
Total product sales	965.7	722.0	+34

The following discussion includes references to prescription and market share data for Shire’s key products.  The source of this data is IMS Health, June 2007.  IMS Health is a leading global provider of business intelligence for the pharmaceutical and healthcare industries.

ADDERALL XR

ADDERALL XR is the leading brand in the US ADHD market with an average market share of 26% during the six months to June 30, 2007 (2006: 26%).  US ADHD market growth of 6% resulted in a 7% increase in US prescriptions for ADDERALL XR for the six months to June 30, 2007 compared to the same period in 2006.

Sales of ADDERALL XR for the six months to June 30, 2007 were $504.2 million, an increase of 18% compared to the same period in 2006 (2006: $426.8 million).  Product sales growth was higher than prescription growth due primarily to a price increase in January 2007.

As previously disclosed, the United States Federal Trade Commission (“FTC”) informed Shire on October 3, 2006 that it was reviewing the ADDERALL XR patent litigation settlement agreement between Shire and Barr Laboratories, Inc. (“Barr”).  On June 22, 2007, Shire received a civil investigative demand requesting that it provide information to the FTC relating to its settlement with Barr and its earlier settlement with Impax Laboratories, Inc. Shire is cooperating fully with this investigation and believes that the settlements are in compliance with all applicable laws.

VYVANSE

VYVANSE was launched in the US in June 2007.  Launch stocks of $55.9 million (before sales deductions) were shipped to wholesalers during June 2007.  In accordance with IFRS, sales of these launch stocks have been deferred pending satisfaction of revenue recognition criteria. All launch stocks are expected to be recognized into revenue by the end of 2007.

DAYTRANA

Following its launch in June 2006, DAYTRANA achieved an average market share during the six months to June 30, 2007 of 2%.  Net sales for the six months to June 30, 2007 were $31.8 million.

The DAYTRANA and ADDERALL XR market share has helped Shire grow its total share of the US ADHD market to 28% at June 30, 2007 compared to 27% at June 30, 2006 (which included a 1% share relating to ADDERALL which Shire has subsequently divested).

PENTASA

PENTASA’s average share of the US oral mesalamine prescription market remained stable at 17% for the six months to June 30, 2007 compared to the same period in 2006.  US prescriptions for the six months to June 30, 2007 were up 6% compared to the same period in 2006 due to increased prescriptions generated by the GI sales force and a 4% increase in the US oral mesalamine prescription market.

Sales of PENTASA for the six months to June 30, 2007 were $84.0 million, an increase of 34% compared to the same period in 2006 (2006: $62.6 million).  Sales growth is higher than prescription growth due to an increasing shift to the 500mg strength units and the impact of a price increase in November 2006.

LIALDA

LIALDA’s average market share of the US oral mesalamine market from the launch of LIALDA in March 2007 through to June 30, 2007 was 2.5%.  Net sales of $5.0 million for the six months to June 30, 2007 were impacted by $2.1 million in sales deductions, primarily stocking discounts and coupons.

The initial launch stock of $34.3 million (before sales deductions) continues to be worked through the wholesaler pipeline.  In accordance with IFRS, sales of LIALDA are being recognized as the conditions for revenue recognition are met.  All launch stock is expected to be recognized into revenue by the end of the year.

FOSRENOL

In Europe, FOSRENOL has now been launched in Germany, France, UK, Italy and a number of other countries.  Launches will continue throughout 2007 in the EU, including Spain, subject to finalization of national marketing authorizations and the conclusion of pricing and reimbursement negotiations.  European sales of FOSRENOL for the six months to June 30, 2007 were $15.6 million (2006: $0.9 million).

US sales of FOSRENOL for the six months to June 30, 2007 were $31.7 million (2006: $13.0 million) giving worldwide FOSRENOL sales of $47.3 million for the period (2006: $13.9 million). US IMS Retail Audit prescriptions for the six months to June 30, 2007 were up 12% compared to the same period in 2006 due to FOSRENOL increasing its average market share to 8.6% during the six months to June 30, 2007 (2006: 8.1%) and market growth of 5% over the same period. The increase in net sales is significantly higher than retail audit prescription growth due to a combination of a price increase in July 2006, growth in use of the higher strengths (launched in early 2006), lower sales deductions, wholesaler de-stocking in 2006 of initial launch stocks and the growth of non-retail business.

CARBATROL

US prescriptions of CARBATROL for the six months ending June 30, 2007 were down 5% compared to the same period in 2006.  This was primarily due to a comparable decline in the US extended release carbamazepine prescription market.

Sales of CARBATROL for the six months to June 30, 2007 were $33.4 million, an increase of 10% compared to the same period in 2006 (2006: $30.3 million).  Although there was a decrease in US prescriptions, sales rose due to price increases in July 2006 and April 2007.

XAGRID

Sales for the six months to June 30, 2007 were $31.6 million, an increase of 21% compared to the same period in 2006 (2006: $26.2 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros), sales increased by 11% due to growth in many of Shire’s markets.  In addition there was a 10% benefit from favorable exchange rate movements against the US dollar.

REPLAGAL

Sales for the six months to June 30, 2007 were $64.4 million (2006: $54.1 million).  This increase of 19% is primarily due to higher unit sales in Europe and Canada, with 8% accounted by the impact of favorable exchange rates.

ELAPRASE

ELAPRASE was launched in the US in August 2006 and in Canada and several major European markets during the first half of 2007.  ELAPRASE is now sold in 25 countries.  Sales for the six months to June 30, 2007 were $69.3 million.

Foreign exchange effect

As many of Shire’s sales revenues are denominated in currencies other than US dollars (primarily Canadian dollars, Euros and Pounds sterling), revenue growth reported in US dollars includes the impact of translating the sales made in a local currency into US dollars.  The table below shows the effect of foreign exchange translations on the revenue growth of the key affected products as well as the underlying performance of three key products in their local currency:

	6 months to June 30, 2007 sales $’M	6 months to June 30, 2007 sales growth in local currency %	6 months to June 30, 2007 sales growth in US dollars %	Impact of translation to US dollars %
XAGRID sales in Euros	20.0	+17	+27	+10
REPLAGAL sales in Euros	32.1	+5	+13	+8
XAGRID sales in Pounds sterling	11.6	+2	+11	+9
CALCICHEW sales in Pounds sterling	23.0	+5	+16	+11
REMINYL and REMINYL XL sales in Pounds sterling	13.3	+44	+58	+14
REPLAGAL sales in Pounds sterling	6.0	+2	+9	+7

Royalties

Royalty revenue increased by 2% to $123.5 million for the six months to June 30, 2007 (2006: $121.4 million).  The following table provides an analysis of Shire’s royalty income:

	6 months to June 30, 2007	6 months to June 30, 2006	change
	$’M	$’M	%
3TC	74.5	77.8	-4
ZEFFIX	19.4	16.1	+20
Others	29.6	27.5	+8
Total	123.5	121.4	+2

3TC

Royalties from sales of 3TC for the six months to June 30, 2007 were $74.5 million (2006: $77.8 million), a decrease of 4% compared to the same period in 2006.  The impact of foreign exchange movements has contributed 4% to the reported growth. Excluding foreign exchange movements the royalty income has declined 8% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide 3TC sales.  GSK’s worldwide sales of 3TC for the six months to June 30, 2007 were $554 million, a decrease of 7% compared to the same period in 2006 (2006: $595 million). The nucleoside analogue market for HIV has continued to grow, however competitive pressures within the market have increased, leading to a decline in 3TC sales.

ZEFFIX

Royalties from sales of ZEFFIX for the six months to June 30, 2007 were $19.4 million (2006: $16.1 million), an increase of 20% compared to the same period in 2006.  The impact of foreign exchange movements has contributed 10% to the reported growth. Excluding foreign exchange movements there has been an increase of 10% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide ZEFFIX sales.  GSK’s worldwide sales of ZEFFIX for the six months to June 30, 2007 were $167 million, an increase of 19% compared to the same period in 2006

(2006: $140 million). This increase was primarily due to strong growth in the Chinese, Japanese and Korean markets.

Other

Other royalties are primarily in respect of REMINYL and REMINYL XL (marketed as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide by Janssen, an affiliate of Johnson and Johnson, with the exception of the United Kingdom and the Republic of Ireland where Shire has the exclusive marketing rights.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, continue to grow in the Alzheimer’s market.

Barr and other companies have filed an Abbreviated New Drug Application (“ANDA”) with the US Food and Drug Administration (“FDA”) for generic versions of RAZADYNE and Janssen and Synaptech have filed lawsuits against some of those ANDA filers. A trial was held during the week of May 21, 2007.  No decision from the court has been issued at this time.

In June 2006 Janssen and Synaptech filed a lawsuit against Barr for infringement of their patent rights relating to RAZADYNE ER as a result of Barr filing an ANDA with the FDA for a generic version of RAZADYNE ER. Janssen and Synaptech also filed suit against Sandoz Inc. in May 2007. No court date has been set in either proceedings.

Cost of product sales

For the six months to June 30, 2007 the cost of product sales was 14% of product sales (2006: 17%).  The cost of product sales for REPLAGAL in 2006 included a $40.3 million adjustment in respect of inventories acquired through the acquisition of Transkaryotic Therapies Inc. (“TKT”).  This fair value adjustment increased Shire’s cost of product sales as a percentage of product sales for the six months to June 30, 2006 by 5%.  Excluding the impact of this fair value adjustment in 2006, cost of product sales as a percentage of product sales in the six months to June 30, 2007 was 2% higher than for the six months to June 30, 2006 due to changes in the product sales mix and inventory write-offs.

For the six months to June 30, 2007 the cost of product sales included a charge of $1.8 million for share based compensation under IFRS 2, Share Based Payments, (2006: $1.5 million).

Research and development (R&D)

R&D expenditure increased from $150.0 million in the six months to June 30, 2006 to $277.1 million in the six months to June 30, 2007.

The increase in R&D expenditure during the six months to June 2007 primarily results from a non-cash charge of $100.0 million recognized on the effective settlement of Shire’s pre-existing relationship with New River. This charge represents the write-off of capitalized up-front and milestone payments made by Shire prior to the acquisition of New River.  This charge is presented within R&D as at the time of the New River acquisition VYVANSE, although approved by the FDA, had not yet received the final scheduling classification from the Drug Enforcement Agency (“DEA”) and was therefore not available for commercial sale.  Further details in respect of this charge are included in Note 3 to these IFRS interim financial statements.

Excluding this charge of $100 million on the effective settlement of the pre-existing relationship with New River, R&D expenditure in the six months to June 30, 2007 was $177.1 million, (2006: $150.0 million), an increase of $27.1 million, (18%). In 2007, R&D expenditure includes costs associated with Phase 3(b) and Phase 4 studies to support new product launches and the continuation of Phase 3 trials on GA-GCB, the development of the Women’s Health and the New River franchises, pre-clinical development of three HGT projects, two new Phase 1 projects and two further pre-clinical projects.

For the six months to June 30, 2007 R&D expenditure included a charge of $5.4 million (2006: $2.8 million) in respect of share based compensation.

Selling, general and administrative (SG&A) expenses

SG&A expenses increased from $435.2 million in the six months to June 30, 2006 to $633.6 million in the six months to June 30, 2007, an increase of 46%.   As a percentage of product sales, SG&A expenses were 66% (2006: 60%).

6 months to June 30,	2007 $’M	2006(1) $’M	Change %
Sales costs	154.2	108.5	+42
Marketing costs	195.6	175.4	+12
Other SG&A costs	122.3	103.1	+19
	472.1	387.0	+22
Depreciation, amortization and goodwill impairment(2)	161.5	48.2	n/a
Total SG&A costs	633.6	435.2	+46
(1) 2006 amounts have been reclassified to conform to the 2007 presentation.
(2) Excludes depreciation from manufacturing plants of $2.6 million (2006: $2.2 million) which is included in cost of product sales.

The increase in sales and marketing costs included the impact of the following:

•	An increase in the ADHD sales force to promote VYVANSE;

•	The cost of the new GI sales force in the US; and

•	The launches of DYNEPO, LIALDA and VYVANSE.

For the six months to June 30, 2007 SG&A expenses included a charge of $15.2 million in respect of share based compensation (2006: $12.4 million), representing 2% of product sales (2006: 2%).

Depreciation, amortization and goodwill impairment (included in selling, general and administrative expenses)

The depreciation charge for the six months to June 30, 2007 was $22.2 million (2006: $16.3 million). The increase in depreciation follows investment in Shire’s infrastructure to support the continuing growth of Shire.

Amortization charges, including the amortization on acquired products, were $58.4 million for the six months to June 30, 2007 (2006: $31.9 million) including intangible asset impairment charges of $0.4m (2006: $0.1 million).  The increase in amortization is primarily due to the commencement of amortization of capitalized intangibles for DAYTRANA, ELAPRASE and DYNEPO following their launches in June 2006, July 2006 and March 2007 respectively. The intangible asset impairment charge arose as a result of the economic value and strategic worth of the product concerned being less than its carrying value.

The goodwill impairment charge for the six months to June 30, 2007 was $80.9 million, (2006: $nil). The impairment charge on goodwill arising on the acquisition of BioChem Pharma Inc, primarily reflects the after tax value of 3TC and Zeffix royalty income received over the six months ended June 30, 2007.

Integration costs (included in selling, general and administrative expenses)

For the six months to June 30, 2007 Shire incurred $2.7 million of costs associated with the integration of the New River business (2006: $3.9 million relating to the TKT acquisition).  New River is now fully integrated and no further integration costs are anticipated.

Gain on sale of product rights

For the six months to June 30, 2007 Shire recognized a gain on the disposal of certain non-core product rights of $5.0 million (2006: $nil).

Investment revenue

For the six months to June 30, 2007 Shire received investment revenue of $34.7 million (2006: $24.2 million).  Investment revenue primarily related to interest received on cash balances.  Investment revenue for the six months to June 30, 2007 is significantly higher than for the six months ending June 30, 2006 due to increases in the US dollar interest rate and higher average cash balances.

Finance costs

For the six months to June 30, 2007 Shire incurred finance costs of $42.0 million (2006: $12.2 million).  The increase in finance costs in 2007 over 2006 follows the acquisition of New River which was partly funded by $1.3 billion of term loans, utilized under Shire’s $2.3 billion banking facility.  These term loans were subsequently partially repaid using the proceeds from Shire’s 2.75% convertible bond issued in May 2007.  The remaining $200 million of the term loans was also repaid during the six months to June 30, 2007.  Finance costs for the six months to June 30, 2007 include a $7.9 million write-off of deferred financing costs following the repayment of these term loans. Finance costs relating to the convertible bonds, representing interest expense, amortized discount and issue costs totaled $10.8 million for the six months to June 30, 2007.

In the six months to June 30, 2007 and 2006 finance costs included a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  The original trial date for the appraisal rights litigation was set for April 23, 2007, but this trial date has since been postponed to May 2008.

Share of post tax profits from associates and joint ventures

Profits of $1.2 million were recorded for the six months to June 30, 2007 (2006: $4.3 million).  This comprised profits of $3.1 million from the 50% share of the antiviral commercialization partnership with GSK in Canada (2006: $3.2 million), offset by losses of $1.9 million being Shire’s share of losses in the GeneChem and EGS Healthcare Funds (2006: profit of $1.1 million).

Taxation

The effective rate of tax for the six months to June 30, 2007 was 77% (2006: 32%). The effective rate of tax in the six months to June 30, 2007 has increased over the six months to June 30, 2006 as a result of the inclusion in 2007 of non-deductible goodwill impairment charges totaling $80.9 million (2006: $nil). Excluding goodwill impairment charges, the effective rate of tax for the six months to June 30, 2007 was 33% (2006: 32%).

At June 30, 2007 net deferred tax liabilities of $1,163.9 million were recognized (December 31, 2006: $27.2 million).  The increase in net deferred tax liabilities at June 30, 2007 as compared to December 31, 2006 has primarily resulted from the recognition of net deferred tax liabilities totaling $1,150.7 million following the acquisition of New River.

Principal Differences: IFRS and US GAAP Net Income for the six months to June 30, 2007 and 2006.

The principal differences between IFRS net income and the US GAAP net loss for the six months ending June 30, 2007 resulted from the acquisition of New River. The primary differences arising from the New River acquisition relate to:

(a) In-process research and development (“IPR&D”)

IPR&D totaling $1,943.3 million in respect of VYVANSE indicated for non-pediatric patients in the US and VYVANSE in the rest of the world (“RoW”) has been capitalized as an intangible asset under IFRS. As required under US GAAP the value ascribed to these IPR&D assets ($1,896.0 million) has been charged to research and development expense as of the acquisition date.

(b) Effective settlement of pre-existing relationship with New River

Prior to the acquisition of New River Shire had entered into a collaboration agreement with New River which governed the development, manufacture and commercialization of VYVANSE in the US and RoW territories. As a result of the existence of this collaboration agreement, Shire’s acquisition of New River has been accounted for as a multiple element transaction under both IFRS and US GAAP, with one element being the business combination and the other element being the effective settlement of the pre-existing relationship.

Under both US GAAP and IFRS the pre-existing relationship was effectively settled at no incremental cost to Shire. No charge has been recognized on the effective settlement of the pre-existing relationship under US GAAP, however under IFRS a pre-tax charge of $100.0 million, together with related tax effects of $32.7 million, has been recognized as of the acquisition date.

A charge has arisen under IFRS as up-front and milestone payments made in 2005 and 2006 in respect of the collaboration totaling $100.0 million were classified as intangible assets: these assets have been written-off on effective settlement of the pre-existing relationship. Under US GAAP these up-front and milestone payments had, prior to the acquisition of New River, been expensed by Shire as research and development costs. Accordingly no charge on effective settlement of the pre-existing relationship has been recorded under US GAAP.

Other significant differences between net income under IFRS and the net (loss) / income as reported under US GAAP for the six months ended June 30, 2007 and 2006 related to:

Goodwill Impairment
An impairment under IFRS of the goodwill that arose on the acquisition of Biochem Pharma Inc. of $80.9 million (2006: $nil). The US GAAP treatment of the combination as a pooling of interests resulted in no goodwill arising and therefore no impairment charge is recorded under US GAAP.

Capitalisation of product milestone payments
Product milestone payments of $5.9 million (2006: $50.0 million) were capitalized as intangible assets under IFRS but expensed as research and development costs under US GAAP. Capitalized milestone payments in 2006 related to a milestone paid in respect of the New River collaboration.

Finance costs in respect of convertible bonds
Finance costs recognized in respect of the $1,100.0 million 2.75% convertible bonds due 2014 are $5.9 million (2006: $nil) higher under IFRS as compared to US GAAP.

Under both US GAAP and IFRS finance costs include the stated coupon on the bonds, together with amortization of the direct costs of issue. However, under IFRS, finance costs also include amortization of the discount arising from separate accounting for the equity conversion feature at inception: this equity conversion feature is not separately accounted for under US GAAP. Finance costs are higher under IFRS as compared to US GAAP as a result of the amortization of this discount.

INTERIM IFRS CONSOLIDATED INCOME STATEMENT
(UNAUDITED)

		6 months to June 30, 2007	6 months to June 30, 2006
	Notes	$’M	$’M
Continuing operations:
Revenue		1,103.1	850.1
Cost of sales		(133.8)	(123.6)
Gross profit		969.3	726.5

Research and development expenses		(277.1)	(150.0)
Selling, general and administrative expenses		(633.6)	(435.2)
Gain on sale of product rights		5.0	-
Operating profit		63.6	141.3

Investment revenue		34.7	24.2
Finance costs		(42.0)	(12.2)
Other income / (expense)		2.3	(0.8)
Share of post tax profits from associates and joint ventures		1.2	4.3
Profit before taxation		59.8	156.8

Taxation	4	(45.8)	(49.9)
Profit for the period from continuing operations		14.0	106.9

Discontinued operations:
Gain on disposal of discontinued operations, net of tax		-	40.6

Profit for the period		14.0	147.5

Earnings per share (cents per ordinary share)	5
Basic		2.6c	29.3c
Diluted		2.6c	28.9c

Earnings per share from continuing operations (cents per ordinary share)
Basic		2.6c	21.2c
Diluted		2.6c	21.0c

Dividends
Paid	10	29.4	22.6

The profit for the period is all attributable to the equity holders of the Shire plc.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

INTERIM IFRS CONSOLIDATED STATEMENT OF RECOGNIZED INCOME AND EXPENSE
(UNAUDITED)

	6 months to June 30, 2007	6 months to June 30, 2006
	$’M	$’M

Profit for the period	14.0	147.5

Exchange differences on translation of foreign operations	3.6	86.7
Unrealized holding gain/(loss) on available-for-sale securities	0.2	(1.4)
Net profit recognized directly in equity	3.8	85.3

Total recognized income for the period	17.8	232.8

The total recognized income for the period is all attributable to the equity holders of the Shire plc.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

INTERIM IFRS CONSOLIDATED BALANCE SHEET
 (UNAUDITED)

		June 30,	December 31,	June 30,
		2007	2006	2006
	Notes	$’M	$’M	$’M
ASSETS
Non-current assets
Goodwill	6	2,427.1	1,805.9	2,136.2
Other Intangible assets	7	4,728.9	1,747.8	1,721.3
Property, plant and equipment		252.9	259.1	233.1
Deferred tax assets		191.4	120.0	85.9
Investments accounted for using equity method		27.9	24.2	29.3
Available for sale investments		41.5	31.6	33.5
Other receivables		16.1	12.3	10.1
		7,685.8	4,000.9	4,249.4
Current assets
Inventories		177.6	131.1	123.5
Trade and other receivables		495.4	396.1	370.8
Current tax assets		8.3	11.8	2.2
Trading investments		-	-	1.5
Cash and cash equivalents		598.5	1,126.9	885.1
Restricted cash		39.5	29.8	29.5
		1,319.3	1,695.7	1,412.6
Total assets		9,005.1	5,696.6	5,662.0
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-current liabilities
Borrowings		9.0	6.9	5.9
Convertible bonds	8	892.5	-	-
Trade and other payables		31.8	24.6	12.3
Deferred tax liabilities		1,355.3	147.2	260.4
Long-term provisions		23.0	27.6	25.1
		2,311.6	206.3	303.7
Current liabilities
Borrowings		4.6	3.5	3.3
Trade and other payables		702.8	585.5	472.4
Liability to dissenting shareholders		465.6	452.3	439.2
Current tax liabilities		348.9	295.3	117.8
Provisions		9.9	8.3	1.8
		1,531.8	1,344.9	1,034.5
Total liabilities		3,843.4	1,551.2	1,338.2

The accompanying notes are an integral part of these unaudited consolidated financial statements.

INTERIM IFRS CONSOLIDATED BALANCE SHEET (CONTINUED)
(UNAUDITED)

		June 30,	December 31,	June 30,
		2007	2006	2006
	Notes	$’M	$’M	$’M
Shareholders’ equity
Share capital		48.2	43.7	43.0
Share premium		181.4	125.7	36.8
Treasury shares		(194.5)	(94.8)	(4.7)
Exchangeable shares		57.0	59.5	84.8
Capital reduction reserve		2,946.5	2,946.5	2,946.5
Other reserve		2,099.7	2,099.7	2,099.7
Equity component of convertible debt	8	195.6	-	-
Retained earnings		(172.2)	(1,034.9)	(882.3)
Total shareholders’ equity	10	5,161.7	4,145.4	4,323.8
Total liabilities and shareholders’ equity		9,005.1	5,696.6	5,662.0

The accompanying notes are an integral part of these consolidated financial statements.

INTERIM IFRS CONSOLIDATED CASH FLOW STATEMENT
(UNAUDITED)

		6 months to June 30, 2007	6 months to June 30, 2006
	Notes	$’M	$’M

NET CASH FLOWS FROM OPERATING ACTIVITIES	11	254.8	296.2

CASH FLOWS FROM INVESTING ACTIVITIES
Movement in restricted cash		(9.6)	1.1
Purchase of subsidiary undertaking, net of cash and cash equivalents (1)		(2,458.6)	(0.8)
Expenses relating to the New River acquisition		(60.4)	-
Loan repaid by ID Biomedical Corporation (IDB)		-	70.6
Purchases of property, plant and equipment		(22.0)	(34.8)
Purchases of intangible assets		(49.4)	(120.7)
Purchases of financial assets		(5.8)	(9.4)
Net increase in current financial assets		55.8	5.5
Deposits received from the sale of product rights		10.5	-
Proceeds from the sale of product rights		6.3	-
Proceeds from sale of property, plant and equipment		-	2.2
Interest received		36.1	18.0
Dividends received from associates		2.2	0.3
Net cash used in investing activities		(2,494.9)	(68.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of Shire 2.75% convertible bonds due 2014		1,100.0	-
Redemption of New River 3.75% convertible notes due 2013		(279.4)	-
Redemption of 2% guaranteed convertible loan notes 2011		-	(0.1)
Payment of debt issuance costs		(32.7)	-
Proceeds from drawings under bank facility	9	1,300.0	-
Repayment of drawings under bank facility	9	(1,300.0)	-
Proceeds from exercise of New River purchased call option		141.8	-
Proceeds from issue of common stock, net of issue costs		877.3	-
Proceeds from exercise of share options		24.1	17.7
Proceeds from exercise of warrants		7.0	-
Payments to acquire shares by ESOT		(99.9)	(2.0)
Movement in finance lease obligations		(1.8)	2.0
Dividends paid		(29.4)	(22.6)
Net cash provided by / (used in) financing activities		1,707.0	(5.0)
Net (decrease)/increase in cash and cash equivalents		(533.1)	223.2

Cash and cash equivalents at beginning of the period		1,126.9	656.5
Effect of foreign currency translation		4.7	5.4
Cash and cash equivalents at end of the period		598.5	885.1
(1)	Stated net of cash and cash equivalents acquired with New River of $74.9m.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTES TO THE INTERIM IFRS CONSOLIDATED FINANCIAL STATEMENTS

1.	General Information

Shire plc (“the Company”) and its subsidiaries (collectively referred to as the “Group” or “Shire”) develop and market products for specialty physicians.  The Group focuses on four therapeutic areas:  ADHD, gastro-intestinal (“GI”), human genetic therapies (“HGT”) and renal diseases.

The Company is a public limited company incorporated under the Companies Act, 1985 and domiciled in the United Kingdom.  The address of its registered office is Hampshire International Business Park, Chineham, Basingstoke, Hampshire RG24 8EP, United Kingdom.

The Company has its primary listing on the London Stock Exchange and its secondary listing on the NASDAQ National Market in the United States of America.

These accounts are presented in US Dollars as this is the currency of the primary economic environment in which the Group operates.

2.	Accounting Presentation and Policies

These unaudited interim financial statements for the six months to June 30, 2007 have been prepared in accordance with International Accounting Standards and International Financial Reporting Standards (“IFRS”) as adopted by the EU.  Other than noted below in respect of convertible bonds, the accounting policies adopted are consistent with those followed in the preparation of the Group’s Annual Report for the year ended December 31, 2006.  The balance sheet at December 31, 2006 has been derived from the full Group accounts published in the Annual Report for the year ended December 31, 2006, which have been delivered to the Registrar of Companies and on which the report of the independent auditors was unqualified and did not contain a statement under either section 237(2) or 237(3) of the Companies Act 1985.  The financial information for the year ended December 31, 2006 included in this report does not constitute statutory accounts as defined in section 240 of the Companies Act 1985.

Convertible bonds

On issue the Company bifurcates convertible bonds into their debt and equity components. The fair value of the debt component is estimated using the market interest rate for an equivalent non-convertible bond. The amount allocated to the debt component is classified as a liability and measured on an amortized cost basis until extinguished on conversion or redemption of the bonds. The remainder of the proceeds of issuing the convertible bond is allocated to the equity component, (which represents the conversion option), and is classified in shareholders’ equity, net of any income tax effects. The carrying amount of the equity component is not re-measured in subsequent periods.

3.	Business Combinations

On April 19, 2007 Shire completed its acquisition of New River by way of a short-form merger, in an all-cash transaction.  The acquisition was effected by merging Shuttle Corporation, an indirect wholly owned subsidiary of Shire, with and into New River, with New River continuing as the surviving corporation.  As consideration, Shire paid to New River’s shareholders $64 in cash for each share of New River common stock outstanding at the time of the acquisition.

The acquisition of New River allows Shire to capture the full economic value of VYVANSE, and gain control of the future development and commercialization of this product.

The pediatric indication of VYVANSE was approved by the FDA on February 23, 2007 and Shire received notification from the DEA of the final Schedule II classification for VYVANSE on May 3, 2007.

The acquisition of New River has been accounted for as a purchase business combination in accordance with IFRS 3 “Business Combinations” (“IFRS 3”). Under the purchase method of accounting, the assets and liabilities of New River are recorded at their fair values at the acquisition date. The financial statements and reported income statement of Shire issued after the completion of the acquisition reflect these fair values, with the results of New River being included within the Consolidated Income Statement from April 19, 2007.

Total consideration, including amounts payable in respect of stock options, share appreciation rights (“SARs”), warrants over New River’s common stock and costs directly attributable to the business combination was approximately $2.6 billion at the price of $64 per share of New River’s common stock, as analyzed below:

$’M
Cash consideration for 37.1 million outstanding shares of New River common stock at $64 per share (net of 1.5 million of common stock repurchased through a prepaid forward purchase contract(1))	2,276.0
Cash cost of settling New River’s stock options and SARs	124.5
Cash cost for settling sold warrants over 4.0 million shares of New River’s common stock	133.0
Direct acquisition costs	60.4
2,593.9
(1) New River entered into this prepaid forward purchase contract with Merrill Lynch in July 2006.

Accounting for the New River Collaboration Agreement

Prior to the acquisition of New River, on January 31, 2005 Shire entered into a collaboration agreement with New River which governed the development, manufacture and commercialization of VYVANSE for the treatment of ADHD in the US and RoW territories.  In March 2005, this collaboration agreement was split into two separate agreements, the US Collaboration Agreement and the RoW Territory License Agreement (together the “New River Collaboration Agreements”).

Under the terms of the New River Collaboration Agreements, the parties were required to collaborate on the development, manufacturing, marketing and sales of VYVANSE in the US.  Profits from the collaboration arising in the US were to be divided according to a predetermined formula, based on the scheduling of VYVANSE by the DEA. Post-approval milestones were due under the New River Collaboration Agreements if the product received favorable scheduling (schedule III, IV or V or unscheduled) and on the achievement of certain sales milestones.

Through the New River Collaboration Agreements Shire also acquired the license in the RoW territory to develop and commercialize VYVANSE, in consideration of a low double-digit royalty.

Shire paid an initial sum of $50 million to New River in January 2005 on signing the original collaboration agreement and a further $50 million was paid by Shire to New River following acceptance of the filing of a New Drug Application (“NDA”) by the FDA in January 2006. These payments were capitalized by the Company as intangible assets in accordance with IAS 38, “Intangible Assets”.  As at the acquisition date, no amortization had been recorded in respect of these intangible assets as they were not yet available for use as final DEA scheduling was yet to be received.

As Shire has a pre-existing relationship with New River, Shire has accounted for the acquisition of New River as a multiple element transaction, with one element being the business combination and one element being the effective settlement of Shire’s pre-existing relationship with New River. As no specific guidance exists under IFRS 3 ‘Business Combinations’ governing the accounting for business combinations when a pre-existing relationship is present, Shire has analogised the multiple element approach as outlined in IAS 18, “Revenue”, together with specific guidance in US GAAP in respect of accounting for business combinations when pre-existing relationships exist as outlined in EITF 04-1, “Accounting for Pre-existing Relationships between the Parties to a Business Combination” (“EITF 04-1”). In accounting for the New River acquisition under IFRS, Shire has therefore applied the principles outlined in EITF 04-1 in accounting for the effective settlement of the New River Collaboration Agreements.

In accordance with EITF 04-1, Shire has measured the effective settlement of the New River Collaboration Agreements resulting from its pre-existing relationship with New River and has determined that, in respect of the US Collaboration Agreement, it was less favorable to the Company when compared with pricing for current market transactions for similar items.  The RoW Territory License Agreement was determined to be at current market rates.  The valuation of the New River Collaboration Agreements and their current market comparators has been based upon information available at the time of the acquisition and using the expectations and assumptions that have been deemed reasonable by the Company’s management.

As the US Collaboration Agreement is deemed less favorable to the Company at the time of the acquisition when compared with pricing for current market transactions for similar items, the Company has recorded a charge of $100.0 million, (together with related tax effects of $32.7 million), on the effective settlement of the pre-existing relationship in the Consolidated Income Statement. Although settlement provisions in the US Collaboration Agreement available to the Company would have enabled effective settlement of the New River Collaboration Agreements at no incremental cost to the Company, existing intangible assets totaling $100.0 million, (representing up-front and milestone payments in respect of the New River Collaboration Agreements), have been written-off on effective settlement of the pre-existing relationship. No charge has been recorded in respect of the RoW Territory License Agreement, as the Company has determined that this agreement was stated at current market rates.

Purchase price allocation

Shire's cost of acquiring New River of approximately $2.6 billion has been allocated on a preliminary basis to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.  To the extent that these preliminary estimates of the fair value of the assets acquired and the liabilities assumed need to be adjusted, Shire will do so in accordance with IFRS 3.

The following table presents the Company’s preliminary allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values.

	Book Value (1)	Fair Value Adjustments	Fair Value
	$’M	$’M	$’M
Non-current assets:
Other intangible assets, net
- Intellectual property - developed technology	-	1,133.3	1,133.3
- Favorable manufacturing contracts	-	9.2	9.2
- In process research and development	-	1,943.3	1,943.3
Property, plant and equipment, net	2.6	(1.8)	0.8
Deferred tax assets, non-current	1.1	51.7	52.8

Current assets:
Inventories	4.8	1.5	6.3
Accounts receivable, net	0.3	-	0.3
Prepaid expenses and other current assets	2.4	(2.2)	0.2
Purchased call option	141.8	-	141.8
Short-term investments	55.8	-	55.8
Cash and cash equivalents	74.9	-	74.9

Non-current liabilities:
Sold warrants	(133.0)	133.0	-
Deferred income, non-current	(59.5)	59.5	-
Deferred tax liability, non-current	(1.1)	(1,202.4)	(1,203.5)

Current liabilities:
Convertible loan notes	(279.4)	-	(279.4)
Accounts payable and accrued expenses	(33.3)	1.6	(31.7)
Deferred income, current	(3.1)	3.1	-
Accrued share based payment liability	(122.9)	122.9	-
Net assets acquired at fair value	(348.6)	2,252.7	1,904.1

Goodwill			689.8
			2,593.9
Total consideration satisfied by:
Cash (including $60.4 million of direct costs of acquisition)			2,593.9

(1) Apart from the inclusion of the convertible loan notes, the purchased call option and sold warrants according to IAS 32 “Financial Instruments: Presentation” and IAS 39 “Financial Instruments: Recognition and Measurement” in the book value of net liabilities acquired, the remaining book values as presented above are stated as under US GAAP and have not been restated to IFRS on the grounds of materiality.

Fair value adjustments primarily relate to:

•
the recognition of intangible assets totaling $3,085.8 million, primarily represented by developed technology in respect of the pediatric indication of VYVANSE in the US ($1,133.3 million) and in-process research and development in respect of VYVANSE for non-pediatric patients in the US and VYVANSE in the RoW ($1,943.3 million);

•	deferred tax liabilities of $1,202.4 million in respect of temporary differences relating to recognized intangible assets; and

•
elimination of liabilities relating to deferred revenue in respect of the New River Collaboration Agreements, ($62.6 million), sold warrants ($133.0 million) and share based payment liabilities relating to cash settled SARs ($122.9 million).

The goodwill arising on the acquisition of New River primarily results from anticipated operating synergies from the combination.

If the acquisition had been completed on the first day of 2007, Group revenues for the period to June 30, 2007 would have been $1,103.1 million, and the Group’s loss before tax from continuing operations would have been $156.6 million.  This reflects the results of the combined entity adjusted for financing costs, the amortization of intangible assets and share based compensation costs as if the acquisition completed on January 1, 2007.  The results of New River for the six months to June 30, 2007 as included within the pro forma results of the combined entity include a non-recurring charge of $82.8 million relating to New River’s cash settled SARs which were extinguished as a result of the acquisition.

The results of the combined entity include the following adjustments:

(i)	an adjustment to eliminate the revenues recognized by New River of $3.0 million for the six months to June 30, 2007 in connection with the New River Collaboration Agreements;

(ii)
an adjustment to increase interest expense by $25.3 million for the six months to June 30, 2007, to reflect the interest expense and amortization of deferred issue costs associated with the $1,300 million drawn down under the Facilities Agreement which was entered into by Shire on February 21, 2007 for the purpose of financing the acquisition of New River;

(iii)
an adjustment to decrease interest income by $6.5 million for the six months to June 30, 2007, to reflect the interest foregone on the Group’s cash resources used to part finance the acquisition of New River; and

(iv)
an adjustment to increase amortization expense based on the estimated fair value of identifiable intangible assets from the purchase price allocation, which are being amortized over their estimated useful lives over a range of 5 to 20 years, of $80.6 million for the six months to June 30, 2007.

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

4.	Taxation

Taxation for the interim period to June 30, 2007 consists of UK tax expense of $17.4 million (2006: $11.0 million expense) and overseas tax expense of $28.4 million (2006: $38.9 million expense).

5.	Earnings per share (EPS)

Basic EPS is based upon the profit for the period divided by the weighted average number of ordinary shares outstanding during the period, excluding those held in the employee share trusts (which are treated as cancelled).

Diluted EPS is based upon the profit for the period divided by the weighted average number of ordinary shares outstanding during the period and adjusted for the effect of all dilutive potential ordinary shares.

	6 months to June 30, 2007	6 months to June 30, 2006
	$’M	$’M
Profit for the period from continuing operations (numerator for EPS from continuing operations)	14.0	106.9
Gain from discontinued operations, net of tax	-	40.6
Profit for the period (numerator for basic and diluted EPS)	14.0	147.5

	Number of shares (M)	Number of shares (M)
Weighted average number of shares:
Basic	535.0	503.7
Effect of dilutive shares:
Share options	7.1	5.5
Warrants	0.6	0.6
Diluted	542.7	509.8

The share options not included within the calculation of the diluted weighted average number of shares, because the exercise prices exceeded the Company’s average share price during the calculation period and the convertible bonds as their inclusion would be anti-dilutive, are shown below:

	6 months to June 30, 2007	6 months to June 30, 2006
	Number of shares (M)	Number of shares (M)
Share options out of the money	1.4	2.9
Convertible bonds	9.4	-

6.	Goodwill impairment

At June 30, 2007 an impairment charge of $80.9 million (2006: $nil) was made in relation to goodwill arising on the acquisition of BioChem Pharma Inc. The recoverable value of the business was calculated using value-in-use based discounted cash flow modeling, and the impairment charge is included within selling, general and administrative expenses in the Consolidated Income Statement.  A range of pre-tax discount rates between 13%-15% was applied to probability-adjusted forecasts.  The impairment primarily reflected the after tax value of 3TC and Zeffix royalty income received over the six months ended June 30, 2007.

7.	Other intangible assets

During the six months ended June 30, 2007 other intangible assets increased by $2,981.1 million.  Included within additions to intangible assets are intangible assets acquired through the acquisition of New River totaling $3,085.8 million, primarily developed technology in respect of the pediatric indication of VYVANSE in the US ($1,133.3 million) and in-process research and development in respect of VYVANSE indicated for non-pediatric patients in the US and VYVANSE in the RoW ($1,943.3 million).

The increase in intangible assets is net of a charge of $100.0 million to write off the capitalized up-front and milestone payments previously made to New River on the effective settlement of New River’s pre-existing relationship with Shire.

8.	Convertible bonds

Shire 2.75% Convertible Notes due 2014

On May 9, 2007 Shire plc issued a $1,100.0 million in principal amount of 2.75% convertible bonds due 2014 and convertible into fully paid ordinary shares of Shire plc of par value £0.05 each (the “Bonds”).  The net proceeds of issuing the Bonds, after deducting the commissions and other direct costs of issue, totaled $1,081.7 million.

The Bonds were issued at 100% of their principal amount, and unless previously purchased and cancelled, redeemed or converted, will be redeemed on May 9, 2014 (the “Final Maturity Date”) at their principal amount. The Bonds bear interest at 2.75% per annum, payable semi-annually in arrears on November 9 and May 9, commencing on November 9, 2007. The Bonds constitute direct, unconditional, unsubordinated and unsecured obligations of the Company, and rank pari passu and rateably, without any preference amongst themselves, and equally with all other existing and future unsecured and unsubordinated obligations of the Company.

The Bonds may be redeemed at the option of the Company, (the “Call Option”), at their principal amount together with accrued and unpaid interest if: (i) at any time after May 23, 2012 if on no less than 20 dealing days in any period of 30 consecutive dealing days the value of Shire plc’s ordinary shares underlying each Bond in the principal amount of $100,000 would exceed $130,000; or (ii) at any time conversion rights shall have been exercised, and/or purchases and corresponding cancellations, and/or redemptions effected in respect of 85% or more in principal amount of Bonds originally issued.  The Bonds may also be redeemed at the option of the Bond holder at their principal amount including accrued but unpaid interest on May 9, 2012 (the “Put Option”), or following the occurrence of change of control. The Bonds are repayable in US dollars, but also contain provisions entitling the Company to settle redemption amounts in Pounds sterling, or in the case of the Final Maturity Date and following exercise of the Put Option, by delivery of the underlying Shire plc ordinary shares and a cash top-up amount.

The Bonds are convertible into Shire plc ordinary shares during the conversion period, being the period from June 18, 2007 until the earlier of: (i) the close of business on the date falling fourteen days prior to the Final Maturity Date; (ii) if the Bonds have been called for redemption by the Company, the close of business fourteen days before the date fixed for redemption; (iii) the close of business on the day prior to a Bond holder giving notice of redemption in accordance with the conditions; and (iv) the giving of notice by the trustee that the Bonds are accelerated by reason of the occurrence of an event of default.

Upon conversion, the Bond holder is entitled to receive Shire plc ordinary shares at the initial conversion price of $33.5879 per Shire plc ordinary share, (subject to adjustment as outlined below), being 2,977.26265 shares per $100,000 denomination. The initial conversion price is subject to adjustment in respect of (i) any dividend or distribution by the Company, (ii) a change of control and (iii) customary anti-dilution adjustments for, inter alia, share consolidations, share splits, spin-off events, rights issues, bonus issues and reorganizations. The Shares issued on conversion will be delivered credited as fully paid, and will rank pari passu in all respects with all fully paid Shares in issue on the relevant conversion date.

The fair values of the liability component and the equity component were determined at issuance of the Bonds. The fair value of the liability component was calculated using a market rate for an equivalent non-convertible bond. The residual amount, representing the value of the equity conversion option, is included in shareholders’ equity as a separate reserve.

The value of the Bonds as recognized in the balance sheet is as follows:

$’M
Nominal value of 2.75% convertible bonds due 2014	1,100.0
Direct costs of issue	(18.3)
Net proceeds received on issue of the convertible bonds	1,081.7
Equity component	(195.6)
Liability component at date of issue	886.1
Interest charged (1)	10.8
Interest paid	-
Liability component at June 30, 2007	896.9

Of which:
Non-current liability	892.5
Current liability (2)	4.4
Liability component at June 30, 2007	896.9
(1)	Interest charged represents the accrued coupon and amortization of issue costs and discount.
(2)	Interest payable represents the coupon of 2.75% on the bonds.

As at June 30, 2007 the fair value of the Bonds totaled $1,127.0 million.

9.	Borrowings

Multicurrency Term and Revolving Facilities Agreement

In connection with the acquisition of New River, Shire plc entered into a Multicurrency Term and Revolving Facilities Agreement (the “Facilities Agreement”) with ABN AMRO Bank N.V., Barclays Capital, Citigroup Global Markets Limited and The Royal Bank of Scotland plc (the “Arrangers”) on February 20, 2007.  The Facilities Agreement comprised three credit facilities: (i) a committed multicurrency five year term loan facility in an aggregate amount of $1,000.0 million (“Term Loan A”), (ii) a committed multicurrency 364 day term loan facility (with a further 364 day extension option) in an aggregate amount of $300.0 million (“Term Loan B”) and (iii) a committed five year revolving loan facility in an aggregate amount of $1,000.0 million (the “RCF” and, together with Term Loan A and Term Loan B, the “Facilities”).  Shire plc has agreed to act as guarantor for any of its subsidiaries that borrow under the Facilities Agreement.

On April 18, 2007 the Company fully utilized Term Loan A of $1,000.0 million and Term Loan B of $300.0 million to partially fund the acquisition of New River.  In May 2007 Shire issued $1,100.0 million principal amount of the Bonds. The proceeds of the issue were used to repay and cancel $800.0 million of Term Loan A and all of Term Loan B in accordance with the terms of the Facilities Agreement.  The remaining $200.0 million drawn down under Term Loan A was repaid on June 29, 2007.  The RCF has not been utilized.

On July 19, 2007, the Company entered into a syndication and amendment agreement in relation to the Facilities Agreement (the “Amended Facilities Agreement”), which increased the RCF to an aggregate amount of $1,200.0 million, amended the covenant relating to the ratio of Net Debt to EBITDA and syndicated the RCF.

The RCF, which includes a $250.0 million swingline facility, may be used for general corporate purposes and matures on February 20, 2012. The availability of loans under the RCF is subject to customary conditions, including the absence of any defaults thereunder and the accuracy (in all material respects) of Shire’s representations and warranties contained therein.

The interest rate on each loan drawn under the RCF for each interest period, as determined by the Company, is the percentage rate per annum which is the aggregate of the applicable margin (initially set at 0.80 per cent per annum until delivery of the compliance certificate for the year ending December 31, 2007 and thereafter ranging from 0.40 to 0.80 per cent per annum, depending on the ratio of Net Debt to EBITDA) and LIBOR for the applicable interest period.  Shire shall also pay a commitment fee on undrawn amounts at 35 per cent per annum of the applicable margin.

The Amended Facilities Agreement includes requirements that (i) Shire’s ratio of Net Debt to EBITDA (as defined in the Amended Facilities Agreement) does not exceed 3.5 to 1 for both the 12 month period ending December 31 and June 30 unless Shire has exercised its option (which is subject to certain conditions) to increase it to 4.0 to 1 for two consecutive testing dates; and (ii) that the ratio of EBITDA to Net Interest (as defined in the Facilities Agreement) must not be less than 4.0 to 1, for both the 12 month period ending December 31 and June 30, and (iii) additional limitations on the creation of liens, disposal of assets, incurrence of indebtedness, making of loans, giving of guarantees and granting security over assets.

Upon a change of control of Shire or upon the occurrence of an event of default and the expiration of any applicable cure period, the total commitments under the Facilities may be canceled and/or all or part of the loans, (together with accrued interest and all other amounts accrued or outstanding) may become immediately due and payable.  Events of default under the Amended Facilities Agreement include: (i) non-payment of any amounts due under the Facilities; (ii) failure to satisfy any financial covenants; (iii) material misrepresentation in any of the finance documents; (iv) failure to pay, or certain other defaults under other financial indebtedness; (v) certain insolvency events or proceedings; (vi) material adverse changes in the business, operations, assets or financial condition of the group; (vii) certain US Employee Retirement Income Security Act breaches which would have a material adverse effect; (viii) if it becomes illegal for Shire or any of its subsidiaries that are parties to the Amended Facility Agreement to perform their obligations or (ix) if Shire or any subsidiary of Shire which is party to the Amended Facility Agreement repudiates the Amended Facility Agreement or any Finance Document (as defined in the Amended Facility Agreement).

During the six months ended June 30, 2007 the Company paid $14.4 million in relation to the arrangement of the Facilities of which $8.6 million has been amortized in the six months to June 30, 2007 (including $7.9 million written of following repayment of Term Loan A and Term Loan B).  The financing costs relating to the RCF of $6.2 million have been deferred and are being amortized over the estimated term of the facility.  At June 30, 2007 $5.8 million had been deferred ($1.2 million within other current assets and $4.6 million within other non-current assets).

10.	Condensed statement of changes in shareholders’ equity

	2007	2006
	$’M	$’M
Shareholders' equity at December 31,	4,145.4	4,081.3
Foreign currency translation differences	3.6	86.7
Unrealized gain/(loss) on available-for-sale securities	0.2	(1.4)
Profit for the period	14.0	147.5
Dividends	(29.4)	(22.6)
Equity component of convertible bonds	195.6	-
Employee share option scheme:
- value of employee services	22.4	16.6
- proceeds from shares issued	24.1	17.7
New shares issued, net of issue costs	877.3	-
Proceeds from exercise of warrants	7.0	-
Tax benefit associated with exercise of stock options	1.4	-
Purchase of shares by ESOT	(99.9)	(2.0)
Shareholders' equity at June 30,	5,161.7	4,323.8

In February 2007, the Company raised $877.3 million by means of an equity placement to part fund the acquisition of New River.  The funds were raised using a cash box structure with the cash box being a company established specially for the purposes of the placing.  A cash box placing is structured to enable a company to obtain merger relief on the issue of placing shares, which relieves the company from the requirement to credit any amount paid up on the shares in excess of the nominal value to the share premium account.  Shire plc therefore transferred the excess over the nominal value totaling $873.0 million from a merger reserve to retained earnings, and this amount is available for distribution to shareholders.

11.	Notes to the consolidated cash flow statement

Reconciliation of profit for the period to net cash inflow from operating activities:

	6 months to June 30, 2007	6 months to June 30, 2006
	$’M	$’M
Profit for the year	14.0	147.5
Profit for the year from discontinued operations	-	(40.6)
Adjustments for:
Taxation	45.8	49.9
Finance costs	42.0	12.2
Investment revenues	(34.7)	(24.2)
Other (income)/expense	(2.3)	0.8
Share of post tax profits from associates and joint ventures	(1.2)	(4.3)
Depreciation of property, plant and equipment	25.0	18.5
Amortization of intangibles	58.0	31.9
Impairment of intangibles	0.4	0.1
Impairment of goodwill	80.9	-
Charge on effective settlement of pre-existing relationship	100.0	-
Movement in financial assets	-	1.8
Profit on disposal of non financial assets	(0.3)	(0.1)
Gain on sale of product rights	(5.0)	-
Share based compensation	22.4	16.6
Operating cash flows before movements in working capital	345.0	210.1

Changes in working capital:
(Increase) / decrease in inventories	(39.9)	8.3
(Increase) / decrease in trade and other receivables	(99.0)	58.7
Decrease in other assets	7.0	2.8
Decrease in trade and other payables	(18.3)	(13.2)
Increase in deferred income	88.5	6.1
Cash generated from operations	283.3	272.8
Interest paid	(8.9)	(0.4)
Income tax (paid) / received	(19.6)	23.8
Cash generated from operating activities	254.8	296.2

12.	Dividends

During the six months to June 30, 2007 Shire plc declared and paid dividends of 5.2455 US cents per ordinary share (equivalent to 15.7365 US cents per American Depositary Share) and 18.6005 Canadian cents per exchangeable share totaling $29.4 million.

13.	Related party transactions

There were no related party transactions in the year to June 30, 2007.  In 2006 Shire BioChem Inc., contributed cash of $8.1 million (CAN$ 5.0 million in April 2006, and CAN$ 4.0 million in June 2006) to ViroChem Pharma in return for an additional equity interest.

14.	Contingent liabilities

The Group is involved in various legal proceedings, including those set out below.  Although there can be no assurance regarding the outcome of any of the legal proceedings referred to below, Shire believes that they will not have a materially adverse effect on the Group’s reported financial position.

The matters discussed below constitute the more significant developments since the Annual Report filed in respect of the fiscal year ended December 31, 2006 and should be read in conjunction with the Annual Report and financial statements included therein.

ADDERALL XR

(i)	Colony Pharmaceuticals, Inc.

As previously disclosed in the Annual Report, Shire was notified in December 2004 that Colony Pharmaceuticals, Inc. (“Colony”) had submitted an ANDA under the Hatch-Waxman Act seeking permission to market its generic versions of the 5mg, 10mg, 15mg, 20mg, 25mg and 30mg strengths of ADDERALL XR prior to the expiration date of the Group’s US Patent No. 6,322,819  (the ‘819 Patent) and US Patent No. 6,605,300 (the ‘300 Patent).  Colony is a member of the Actavis Group hf group of companies.

On March 20, 2007, Shire filed a lawsuit in the U.S. District Court for the District of Maryland against Colony, Actavis, Inc. and Actavis Group hf (collectively “Colony and Actavis”) for infringement of the ‘819 Patent, the ‘300 Patent and also US Patent No. 6,913,768.  The lawsuit alleges that all of Colony and Actavis’ generic strengths infringe the three patents in suit.  In response, Colony and Actavis have alleged as affirmative defenses and counterclaims non-infringement, invalidity and unenforceability of the three patents.  Because the case was not filed pursuant to the Hatch-Waxman Act, there is no 30-month stay of approval of Colony and Actavis’ ANDA products associated with this litigation.

On August 2, 2007, Colony filed a motion for partial summary judgement of non-infringement of the ‘819 and ‘300 Patents.  Following a conference with the Court regarding a briefing schedule, the Court ordered a focused discovery period on the motion issues expiring on September 19, 2007 and that Shire’s opposition and any Rule 56(f) affidavit be filed by October 3, 2007.

No trial date has been set.

(ii)	Andrx Pharmaceuticals, LLC

As previously disclosed in the Annual Report, Shire Laboratories and Shire LLC. have filed lawsuits in the US District Court for the District of New Jersey and the Southern District of Florida against Andrx Pharmaceuticals, LLC. and Andrx Corporation (collectively “Andrx”) for infringement of the Group’s ‘819 and ‘300 Patents by Andrx’s ANDA and ANDA products.  In March 2007, Shire dismissed the Florida lawsuit pending in the Southern District of Florida without prejudice.  Subsequently, in July 2007, the New Jersey Court transferred the remaining case to Florida where it is pending. No trial date has been set.

(iii)	Sandoz Inc.

As previously disclosed in the Annual Report,  Shire filed suit on January 26, 2007 against Sandoz Inc (“Sandoz”) in the US District Court for the District of Colorado for infringement of the ‘819 and ‘300 patents by Sandoz’s ANDA and ANDA products. In response to Shire’s complaint, Sandoz has alleged affirmative defenses and counterclaims of non-infringement and invalidity.  Sandoz has also alleged sham litigation and patent misuse, and Shire has filed a motion to strike these two affirmative defenses.  The Court has denied the motion without prejudice.  Discovery is ongoing and affirmative expert reports are due September 21, 2007 and rebuttal reports are due October 12, 2007.  No trial date has been set.

CARBATROL

(i)	Nostrum Pharmaceuticals, Inc.

As previously disclosed in the Annual Report, Shire filed suit on September 18, 2003 against Nostrum Pharmaceuticals, Inc. (“Nostrum”)  in the United States District Court for the District of New Jersey alleging infringement of US patent No. 5,912,013 (the ‘013 Patent) and US patent No. 5,326,570 (the ‘570 Patent) by Nostrum’s ANDA and ANDA product.  The parties had requested, and the Court had granted, an extension of the stay of discovery until December 29, 2006. The stay of discovery has been extended until Nostrum’s receipt of a response from the FDA regarding its major amendments of its ANDA or Nostrum’s receipt of notice from the FDA regarding the status of its ANDA.  The Court has set a conference for September 12, 2007.  No trial date has been set.

(ii)	Corepharma LLC

As previously disclosed in the Annual Report, Shire filed suit on May 17, 2006 against Corepharma LLC (“Corepharma”) in the United States District Court for the District of New Jersey alleging infringement of the ‘013 and ‘570 Patents by Corepharma’s ANDA and ANDA products.

The parties exchanged written discovery on January 26, 2007. The court has dismissed Corepharma’s counterclaim of non-infringement of the ‘013 patent.  On May 4, 2007 Corepharma filed a motion for summary judgement of non-infringement of the ‘570 patent.  Shire’s opposition to the motion was filed on July 30, 2007.  Corepharma’s reply was filed on August 23, 2007.  The Court informed the parties on August 30, 2007 that Corepharma’s motion was denied without prejudice and that the parties should work out a Markman briefing schedule.  The Court has also set a discovery schedule with a pre-trial conference scheduled on May 6, 2008.  No trial date has been set.

(iii)	Teva Pharmaceuticals USA, Inc.

On March 20, 2007 Shire was notified that Teva Pharmaceuticals USA, Inc. had filed an ANDA under the Hatch-Waxman Act seeking permission to market its generic version of carbamazepine extended release products in 100mg, 200mg and 300mg strengths prior to the expiration date of the ‘013 and the ‘570 patents. On May 2, 2007, Shire filed suit against Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries, Ltd. in the US District Court for the Southern District of New York alleging infringement of the ‘013 and the ‘570 Patents by Teva’s ANDA and ANDA products.  Shire is seeking a ruling that Teva’s ANDA infringes the ‘013 and ‘570 Patents and should not be approved before the expiration dates of the ‘013 and ‘570 Patents.  Shire is also seeking an injunction to prevent the Teva parties from commercializing its ANDA products before the expiration of the ‘013 and ‘570 Patents, damages in the event that the Teva parties should engage in such commercialization, as well as its attorneys’ fees and costs.

On August 23, 2007 Shire amended the complaint to drop the allegations with respect to the ‘013 Patent while maintaining the suit with respect to the ‘570 Patent.  The Teva parties were served with both the complaint and amended complaint and have not yet filed their answers.  The court has set a status conference for October 16, 2007.

DYNEPO

As previously disclosed Shire HGT and Sanofi-Aventis have been involved in ongoing patent litigation regarding Amgen’s allegations that DYNEPO infringes claims of five of Amgen’s patents since 1997.

Amgen filed a petition for a writ of Certiorari with the Supreme Court in March 2007, requesting review of the Federal Circuit’s 2004 decision.  Amgen’s petition was denied on May 14, 2007 and the case was remanded to the District Court.

Appraisal Rights

As previously disclosed in the Annual Report, in connection with Shire’s merger with TKT, former holders of approximately 11.7 million shares of TKT common stock submitted written demands to the Delaware Court of Chancery for appraisal of these shares. On March 8, 2007 certain of the former TKT shareholders who have asserted appraisal rights filed a second suit in the Delaware Court of Chancery.

The trial for the first action previously scheduled for April 23, 2007 was postponed as a result of the second action, and a consolidated trial for both actions has been scheduled for May 2008.

15.	Events after the balance sheet date

Intangible assets held for sale

Subsequent to June 30, 2007 the Group has re-classified to assets held for sale certain other intangible assets with a carrying value of $40.2 million, representing non-core product licenses held for disposal which met the criteria for classification as held for sale in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations” after the balance sheet date. The disposal of these products is expected to complete in the second half of 2007.

JUVISTA

On June 19, 2007 Shire signed a development and license agreement (the “Agreement”) with Renovo Limited (“Renovo”) to develop and commercialize JUVISTA, Renovo’s novel drug candidate in late Phase 2 development. JUVISTA is being studied for the prevention and reduction in scarring in connection with both cosmetic and therapeutic surgery. Under the terms of the Agreement Shire has the exclusive right to commercialise JUVISTA worldwide, with the exception of the EU member states. Phase 3 trials for JUVISTA are expected to commence in mid 2008.

Following the expiration of the Hart-Scott-Rodino (“HSR”) waiting period, the Agreement became effective on August 15, 2007 and Shire accordingly made an up-front payment of $75.0 million to Renovo in respect of the Agreement. In accordance with the Group’s IFRS accounting policies the up-front payment in respect of the Agreement will be accounted for as an intangible asset.

In addition, on August 20, 2007 Shire made an equity investment of $50.0 million for 12.4 million ordinary shares in Renovo Group plc, which represented approximately 6.5% of the total outstanding shares in Renovo Group plc immediately after the issue.

Lease Agreement for HGT Business Unit

On August 17, 2007 Shire entered into a multi-year lease for laboratory and office space for its HGT business unit in Lexington, Massachusetts, USA for a rental of $3-4 million per annum, plus operating costs. Shire has the option to extend the term of the lease.  Concurrent with entering into the lease, Shire also entered into an Option Agreement, which provides Shire, inter alia, with the option to purchase or lease additional manufacturing, laboratory and office space in Lexington.  While negotiations continue with state and local officials in Massachusetts, Shire has not reached a final decision concerning the location of these additional facilities, and is also considering other sites outside the state of Massachusetts for its planned expansion.

INDEPENDENT REVIEW REPORT TO SHIRE PLC

Introduction

We have been instructed by the Company to review the IFRS financial information for the six months ended June 30, 2007, which comprise the income statement, the balance sheet, the statement of recognized income and expense, the cash flow statement and related notes 1 to 15 ("the IFRS financial information").  We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information

This report is made solely to the company in accordance with Bulletin 1999/4 issued by the Auditing Practices Board.  Our work has been undertaken so that we might state to the company those matters we are required to state to them in an independent review report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company, for our review work, for this report, or for the conclusions we have formed.

Directors' responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority (Listing Rules) which require that the accounting policies and presentation applied to the interim figures are consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review work performed

We conducted our review in accordance with the guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom.  A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed.  A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions.  It is substantially less in scope than an audit performed in accordance with International Standards on Auditing (UK and Ireland) and therefore provides a lower level of assurance than an audit.  Accordingly, we do not express an audit opinion on the financial information.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the IFRS financial information as presented for the six months ended June 30, 2007.

Deloitte & Touche LLP
Chartered Accountants
Reading, UK

11 September 2007

Notes:  Neither an audit nor a review provides assurance on the maintenance and integrity of the website, including controls used to achieve this, and in particular whether any changes may have occurred to the financial information since first published.  These matters are the responsibility of the directors but no control procedures can provide absolute assurance in this area.

Legislation in the United Kingdom governing the preparation and dissemination of financial information differs from legislation in other jurisdictions.